Exhibit 99.1

Cumulus Media Inc. Announces Completion of the

Acquisition of Citadel Broadcasting Corporation and Related Global Refinancing

ATLANTA – September 16, 2011 – (BUSINESS WIRE) – Cumulus Media Inc. (“Cumulus Media”) (NASDAQ: CMLS) today announced that it has completed its previously announced acquisition of Citadel Broadcasting Corporation (“Citadel”), and as a result Citadel is now an indirect wholly-owned subsidiary of Cumulus. With the completion of the Citadel acquisition, Cumulus Media is the largest pure-play radio broadcaster in the United States, and owns or operates more than 570 radio stations in 120 markets and a nationwide radio network serving over 4000 stations.

Based on preliminary results of the elections by Citadel stockholders and warrant holders, and the application of the proration procedures provided for in the merger agreement with Citadel, Cumulus Media expects to pay a total of approximately $1.418 billion in cash and issue approximately 26,229,056 shares of its Class A common stock and warrants to purchase 71,683,741 shares of its Class A common stock to Citadel securityholders in connection with the Citadel acquisition. As a result of the application of those proration procedures, Citadel stockholders and warrant holders who elected to receive cash in the Citadel acquisition (or who did not make an election) will receive, per Citadel share or warrant, as applicable, $30.40 in cash and 1.521 shares of (or warrants exercisable for) Cumulus Media common stock. Citadel stockholders and warrant holders who elected to receive stock in the Citadel acquisition will receive, per Citadel share or warrant, as applicable, 8.525 shares of (or warrants exercisable for) Cumulus Media Class A common stock. Cumulus Media will pay cash in lieu of issuing fractional shares of its Class A common stock as provided for, and pursuant to the procedures set forth in, the merger agreement.

In connection with the closing of the Citadel acquisition and the completion of Cumulus Media’s previously announced global refinancing related thereto, Cumulus Media also repaid approximately $1.4 billion in outstanding senior or subordinated indebtedness and other obligations of Cumulus Media and certain of its other wholly-owned subsidiaries, and of Citadel. Cumulus Media’s $610.0 million of 7.75% senior notes due 2019, issued in May 2011, remain outstanding. This global refinancing, and the cash portion of the purchase price payable in the Citadel acquisition, is being funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan, and (ii) proceeds from the sale of $475.0 million in shares of Cumulus Media’s common stock, preferred stock and warrants to purchase common stock to certain investors (the “Equity Investment”) in a private placement exempt from the registration requirements under the Securities Act of 1933.

Pursuant to the Equity Investment, Cumulus Media issued and sold (i) 51,843,318 shares of its Class A common stock to an affiliate of Crestview Partners II, L.P. (“Crestview”); (ii) $125 million of a newly-created class of perpetual redeemable non-convertible preferred stock, on which dividends are payable in cash or through the issuance of additional shares of preferred stock and accrue at an initial rate of 10% per annum for the first six months from issuance, with increases in such rate every two years thereafter, to an affiliate of Macquarie Capital (USA) Inc.; and (iii) 2,445,392 shares of its Class A common stock and warrants to purchase 26,356,449 shares of its Class A common stock to UBS Securities LLC and certain other investors to whom UBS Securities syndicated a portion of its investment commitment. In addition and also as a part of the agreement governing the Equity Investment, Cumulus Media issued to Crestview warrants to purchase 7,776,498 shares of Cumulus Media Class A common stock, with an exercise price of $4.34 per share.

Effective upon the completion of the Citadel acquisition, Cumulus Media appointed Arthur J. Reimers, an independent investor and consultant, and Jeff Marcus, a partner of Crestview, to its Board of Directors, and named Mr. Marcus as the Lead Director of the Board.

After giving effect to the issuance of shares of Class A common stock and warrants exercisable for shares of Class A common stock in the Citadel acquisition and pursuant to the Equity Investment, Cumulus Media would have had approximately 238,839,650 shares of Class A common stock outstanding on a fully-converted to Class A common stock basis.

About Cumulus Media

With the completion of the Citadel acquisition, Cumulus Media is the largest pure-play radio broadcaster in the United States, and owns or operates more than 570 radio stations in 120 markets and a nationwide radio network serving over 4000 stations. Cumulus Media’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements are statements other than historical fact, and include statements relating to, among other things, Cumulus Media’s intent, belief or current expectations primarily with respect to its future operating, financial or strategic performance. Actual results could differ materially from those predicted in any such forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Such factors, include, but are not limited to, general economic and business conditions that may affect Cumulus Media, or the failure to realize the expected benefits of the Citadel acquisition. For additional information regarding risks and uncertainties associated with Cumulus Media, see Cumulus Media’s filings with the Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2010 and subsequently filed periodic and other reports. Cumulus Media assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Cumulus Media Inc.

J.P. Hannan 404-260-6671

Senior Vice President, Treasurer & Chief Financial Officer

jp.hannan@cumulus.com